[LETTERHEAD OF MCGUIREWOODS LLP]

Exhibit 5.8

May 6, 2015

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Ladies and Gentlemen:

We have acted as special Illinois counsel to the entities listed on Schedule I (each, an “Illinois Subsidiary Guarantor”) in connection with the Illinois Subsidiary Guarantors’ proposed guarantees (collectively, the “Debt Guarantees”) of debt securities (collectively, the “Debt Securities”) to be issued from time to time by Community Health Systems, Inc., a Delaware corporation (“Parent”), or CHS/Community Health Systems, Inc., a Delaware corporation (“CHS/CHS” and, together with Parent, the “Issuers”), pursuant to forms of senior and subordinated notes indentures (collectively, the “Indentures”) that were filed with the Securities and Exchange Commission (the “Commission”) as exhibits to the Issuers’ registration statement on Form S-3 (the “Registration Statement”) on or about May 6, 2015. Defined terms used but not defined in this opinion letter are as defined in the Registration Statement.

In rendering the opinions set forth in this opinion letter, we have examined and relied upon originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Indentures, and such corporate records, agreements, organizational documents, and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Illinois Subsidiary Guarantors (including a certificate of good standing, dated April 30, 2015, for each Illinois Subsidiary Guarantor issued by the Secretary of State of the State of Illinois (each, a “Certificate of Good Standing”)), and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for rendering our opinions.

In rendering the opinions set forth in this opinion letter, we have, with your consent, relied only upon examination of the documents described above and have made no independent verification or investigation of the factual matters set forth in this opinion letter. We did not participate in the negotiation or preparation of the Indentures and have not advised the Issuers or the Illinois Subsidiary Guarantors with respect to such documents or transactions contemplated thereby.

For all purposes of the opinions expressed in this opinion letter, we have assumed, without independent investigation, the following:

CHS/Community Health Systems, Inc.

May 6, 2015

(a) Factual Matters. As to all questions of fact material to this opinion letter that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Issuers and the Illinois Subsidiary Guarantors and have assumed that such matters remain true and correct through the date of this opinion letter and that all official records (including filings with public authorities) are properly indexed and filed and are accurate and complete.

(b) Signatures. The signatures of individuals signing any documents covered by this opinion letter are genuine and (other than those of the individuals signing on behalf of the Illinois Subsidiary Guarantors) authorized.

(c) Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete, and accurate, and all documents submitted to us as copies conform to authentic original documents.

(d) Organizational Status, Power and Authority, and Legal Capacity of Certain Parties. All parties to documents covered by this opinion letter are validly existing and in good standing in their respective jurisdictions of formation and have the capacity and full power and authority to execute, deliver, and perform those documents and the documents required or permitted to be delivered and performed thereunder, except that no such assumptions are made as to the Illinois Subsidiary Guarantors. All individuals signing the documents covered by this opinion letter have the legal capacity to execute those documents.

(e) Authorization, Execution, and Delivery of Documents by Certain Parties. All of the documents covered by this opinion letter and the documents required or permitted to be delivered thereunder have been duly authorized by all necessary corporate, limited liability company, partnership, or other action on the part of the parties thereto and have been duly executed and delivered by such parties, except that no such assumptions are made as to the Illinois Subsidiary Guarantors.

(f) Documents Binding on Certain Parties. All of the documents covered by this opinion letter and the documents required or permitted to be delivered thereunder are valid and binding obligations enforceable against the parties thereto in accordance with their terms.

(g) Governmental Approvals. All consents, approvals, and authorizations of, or filings with, all governmental authorities that are required as a condition to the execution and delivery of the documents covered by this opinion letter by the parties thereto and to the consummation by such parties of the transactions contemplated by those documents have been obtained or made.

(h) No Mutual Mistake, Amendments, etc. There has not been any mutual mistake of fact, fraud, duress, or undue influence in connection with the transactions contemplated by the documents covered by this opinion letter. There are no oral or written statements or agreements that modify, amend, or vary (or purport to modify, amend, or vary) any of the terms of the documents covered by this opinion letter.

CHS/Community Health Systems, Inc.

May 6, 2015

We express no opinion with respect to the following matters:

(a) Enforceability. The validity, binding effect, or enforceability of any documents covered by this opinion letter.

(b) Certain Laws. Any law, rule, or regulation that, as a matter of customary practice, is understood to be covered by an opinion only when the opinion refers to it expressly, including, without limitation, the following laws and regulations promulgated thereunder: securities and Blue Sky laws; local or municipal laws; pension and employee benefit laws; tax laws; health and occupational safety laws; environmental laws; antitrust and unfair competition laws; and laws governing specially regulated industries or specially regulated products or substances.

(c) Noncontravention. Whether the execution and delivery of the documents covered by this opinion letter by any party thereto or the performance by such party of its obligations thereunder will conflict with or result in a breach of any agreement or instrument to which any such party may be a party or by which its properties are subject or bound.

The opinions set forth in this opinion letter are subject to the following additional qualifications and limitations:

(a) Applicable Law. The opinions set forth in this opinion letter are limited to the laws of the State of Illinois as in effect on the date of this opinion letter, and we do not express any opinion concerning the laws of any other jurisdiction, including federal law.

(b) Effect of Certain Laws. The opinions set forth in this opinion letter are subject to and limited by (i) applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers, and equitable subordination), reorganization, moratorium, and other similar laws affecting creditors’ rights and remedies generally; and (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Subject to the assumptions, exceptions, and limitations set forth in this opinion letter, it is our opinion that:

(1) Based solely upon its Certificate of Good Standing, each Illinois Subsidiary Guarantor is validly existing and in good standing under the laws of the State of Illinois as of the date set forth in its Certificate of Good Standing.

(2) Each Illinois Subsidiary Guarantor has the requisite corporate or limited liability company power and authority to guarantee the Debt Securities pursuant to the terms of the Indentures and to perform its obligations under the Debt Guarantees.

CHS/Community Health Systems, Inc.

May 6, 2015

(3) The Debt Guarantees, upon being duly authorized by all necessary corporate or limited liability company action, executed by an authorized signatory and delivered, will be validly authorized, executed, and delivered for corporate-law or limited liability company-law purposes by each Illinois Subsidiary Guarantor

We hereby consent to any reliance on this opinion letter and the opinions provided in this opinion letter by the law firm Hodgson Russ LLP in connection with the opinion letter provided by that law firm that is in included as an exhibit to the Registration Statement. Additionally, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ MCGUIREWOODS LLP

CHS/Community Health Systems, Inc.

May 6, 2015

SCHEDULE I

to Opinion Letter

Illinois Subsidiary Guarantors

Name of Illinois Subsidiary Guarantor	State of Organization
Anna Hospital Corporation	Illinois
Galesburg Hospital Corporation	Illinois
Granite City Hospital Corporation	Illinois
Granite City Illinois Hospital Company, LLC	Illinois
Marion Hospital Corporation	Illinois
Red Bud Hospital Corporation	Illinois
Red Bud Illinois Hospital Company, LLC	Illinois
Waukegan Hospital Corporation	Illinois
Waukegan Illinois Hospital Company, LLC	Illinois